UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2006

RITA Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

000-30959
(Commission File Number)

Delaware	94-3199149
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

46421 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices, with zip code)

(510) 771-0400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 8, 2006, the Compensation Committee of the Board of Directors of RITA Medical Systems, Inc. (the "Company") approved the terms of the Company's 2006 Management Performance Incentive Plan (the "Plan") for fiscal year 2006.  The Plan has two independent and mutually exclusive parts:

Financial Achievement Plan.  The Compensation Committee has approved potential cash bonus payments to employees totaling up to $830,000 in the aggregate under the Financial Achievement Plan (The "Financial Plan"), subject to acceleration in certain circumstances as discussed below. Under the Financial Plan, if the Company's actual performance meets or exceeds certain of its target revenue and pro forma income/loss goals for the first and/or second half of the year ending December 31, 2006, the Company's executive officers, senior directors, directors and managers (the “Employee Group”), a group consisting of approximately 30 employees, will receive cash incentive bonus payments within a defined range, paid on a semi-annual basis. The Financial Plan provides that if the Company meets certain target revenue and pro forma income/loss goals in the applicable six month period, these employees would receive a cash bonus ranging from 0% to 40% (depending on the level of the eligible employee and other factors) of such employee's salary for such six month period. In addition, if the Company exceeds certain other target revenue and pro forma income/loss goals in the applicable six month period, these employees would receive an additional accelerated cash bonus ranging from 0% to 40% (depending on the level of the eligible employee and other factors) of such employee's salary for such six month period. The Financial Plan also provides that the Company must maintain certain cash balances as of June 30, 2006 and December 31, 2006 in order for the employees to be eligible to receive any of the cash incentive bonus payments under the Financial Plan. Finally, the Financial Plan provides for a year end adjustment to the cash bonus payment in an applicable six month period in certain circumstances.

Program Milestone Plan. The Compensation Committee has approved potential cash bonus payments to employees totaling up to $400,000 in the aggregate under the Program Milestone Plan (the "Milestone Plan").  Under the Milestone Plan, the Employee Group will receive an aggregate of up to $400,000 to be paid in cash after December 31, 2006, if specific quarterly project development milestones were achieved during fiscal 2006. Failure by the Employee Group to achieve the financial goals set forth in the Financial Plan will not have any effect on the eligibility of the Employee Group for the potential cash bonus payments under the Milestone Plan. The Compensation Committee reserves the right to adjust or eliminate the compensation amounts in the event that the project development milestones are not met in a timely manner.

The Company intends to file a copy of the Plan as an exhibit to its Form 10-Q to be filed with the Securities and Exchange Commission for the period ending March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITA MEDICAL SYSTEMS, INC.

Date: March 14, 2006	By:	/s/ Michael D. Angel
Michael D. Angel
Chief Financial Officer